Chang G. Park, CPA, Ph. D. t 2667 CAMINO DEL RIO S. PLAZA Bt SAN DIEGO t CALIFORNIA 92108-3707 t t TEL (858) 722-5953 t FAX (858) 761-0341 t (858) 433-2979 t E-Mail changgpark@gmail.com

March 17, 2011

U.S. Securities & Exchange Commission
Office of the Chief Accountant
100 F Street, NE
Washington, DC 20549

Ladies and Gentlemen

I have read the statements included under Item 4.01 in the Form 8-K, dated March 17, 2011 of Heartland Bridge Capital, Inc. (the Company) to be filed with the Securities and Exchange Commission and I agree with such statements insofar as they relate to our dismissal. We have no knowledge about the appointment of Marcum LLP was approved by the Board of Directors, or that they were not consulted prior to their appointment as auditors.

Very truly yours,

/s/ Chang G. Park
_____________________
Chang G. Park, CPA